The China Fund, Inc.
For immediate release
Contact Warren Antler
The Altman Group, Inc.
(212) 400-2605 or 888 CHN-CALL or 888 246-2255
wantler@altmangroup.com

THE CHINA FUND, INC.
ANNOUNCES THE COMMENCEMENT OF ITS RIGHTS OFFERING

     Boston, Massachusetts, June 30, 2005 – The China Fund, Inc. (NYSE: CHN) announced today that the Subscription Period for its Rights Offering to holders of the Fund’s common stock has commenced.

     The Fund is issuing to its shareholders non-transferable Rights entitling the holders to subscribe for an aggregate of approximately 3,400,000 shares of the Fund’s common stock. Each shareholder is to be issued one Right for each share of the Fund’s common stock owned on the record date, June 27, 2005.

     The Rights entitle the shareholders to acquire one share for each three Rights held. The Subscription Period commences today, June 30, 2005, and will expire at 5:00 p.m., New York time, on July 29, 2005, unless extended (the “Expiration Date”). The actual Subscription Price will be determined on the Expiration Date and will be 92.5% of the average of the closing price of the Fund’s common stock on the New York Stock Exchange on the Expiration Date of the Offering and for the four immediately preceding trading days, but in any case not less than the net asset value per share of the common stock at the close of trading on the New York Stock Exchange on the expiration date.

     Stockholders who fully exercise all rights issued to them will be entitled to subscribe for additional shares at the subscription price pursuant to an oversubscription privilege. If all available shares are then subscribed for, the Fund may issue additional shares of an amount up to 25% of the shares available pursuant to the Rights Offering. If all subscription rights are exercised (including the additional 25%), the Fund will issue approximately 4,250,000 shares of its common stock in the Rights Offering.

     The China Fund, Inc. is listed on the New York Stock Exchange under the ticker symbol “CHN.” The Fund is a closed-end management investment company seeking long-term capital appreciation primarily through investments in equity securities of China companies. The Fund’s investment manager is Martin Currie Inc. The Fund’s direct investment manager is Asian Direct Capital Management.

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     Persons seeking further information regarding the Fund’s Rights Offering, or interested in obtaining a Prospectus, should contact their broker or nominee, or contact the Fund’s Information Agent:

THE ALTMAN GROUP

1275 Valley Brook Avenue

Lyndhurst, NJ 07071

888 CHN-CALL (246-2255)

or

wantler@altmangroup.com

Investors should read the prospectus carefully before they invest or send money.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state. Please read the prospectus and consider the investment objectives, risks, charges and expenses carefully before investing.

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